EXHIBIT 4.2

                           CALLON PETROLEUM COMPANY
                      1997 EMPLOYEE STOCK PURCHASE PLAN

                             I. PURPOSE OF THE PLAN

      This Employee Stock Purchase Plan is intended to promote the interests of Callon Petroleum Company and its Corporate Affiliates (the "Corporation") by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

      Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the attached Appendix.

                         II. ADMINISTRATION OF THE PLAN

      The Compensation Committee of the Board, or any other duly constituted committee of the Board, in its capacity as Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for proper administration of the Plan as it may deem necessary or appropriate. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

                           III. STOCK SUBJECT TO PLAN

      A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 250,000 shares.

      B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan,
(ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

                       IV. OFFERINGS AND OFFERING PERIODS

      A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offerings until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

      B. Each offering shall be of such duration (not to exceed twenty-four (24) months) as determined by the Plan Administrator prior to the start date (each, an "offering period"). The initial offering period shall commence on July 1, 1997 and terminate on the last business day in June 1999. The next offering period shall begin on the first business day in July 1999 and terminate on the last business day in June 2001. Subsequent offerings shall begin as designated by the Plan Administrator.
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      C. Each offering period shall be comprised of a series of successive semi-annual Purchase Intervals. Purchase Intervals shall run from the first business day in July to the last business day in December each year and from the first business day in January each year to the last business day in June in the following year. Accordingly, there shall be a maximum of four (4) semi-annual Purchase Intervals within each offering period. However, the first Purchase Interval in effect for the initial offering period under the Plan shall begin on July 1, 1997 and continue through December 31, 1997.

      D. Should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then that offering shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date, and a new offering shall commence on the next business day following such Purchase Date. The new offering shall have a duration of twenty-four (24) months, unless the Plan Administrator establishes a shorter duration within five (5) business days following the start date of that offering period.

      E. Under no circumstances shall any shares of Common Stock be issued under the Plan until such time as (i) the Plan shall have been approved by the Corporation's shareholders and (ii) the Corporation shall have complied with all applicable requirements of the Securities Act, all applicable listing requirements of any securities exchange (or the Nasdaq National Market if applicable) on which shares of the Common Stock are listed for trading and all other applicable statutory and regulatory requirements.

                                 V. ELIGIBILITY

      A. Each individual who is an Eligible Employee prior to the start date of any offering may participate in the Plan, provided such individual remains an Eligible Employee.

      B. An individual who first becomes an Eligible Employee after the start date of any offering may participate in the Plan on any Quarterly Entry Date within that offering period on which he or she remains an Eligible Employee.

      C. The date an Eligible Employee becomes a participant in the Plan shall be designated his or her Entry Date for purposes of that offering.

      D. To participate in the Plan for a particular offering, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) prior to his or her scheduled Entry Date with respect to that offering. However, each individual who is a Participant in an offering on the date such offering terminates pursuant to Paragraph IV.D shall automatically be enrolled in the new offering which commences immediately after such termination date.

                             VI. PAYROLL DEDUCTIONS

      A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock in an offering may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each Purchase Interval within the offering period for that offering, up to a maximum of fifteen percent (15%). The deduction rate so authorized shall continue in effect for the remainder of the offering period, except to the extent such rate is changed in accordance with the following guidelines:

            The Participant may, not less than ten (10) days prior to any Quarterly Adjustment Date within the offering period, file the appropriate form with the Plan Administrator to increase or decrease the rate of his or her payroll deduction for the remainder of that offering period. The new rate (which may not exceed the fifteen percent (15%) maximum) shall become effective on the first Quarterly Adjustment Date following the filing of such form.

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      B. Payroll deductions shall begin on the first pay day following the start date of the offering period for each offering and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

      C. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

      D. The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

                              VII. PURCHASE RIGHTS

      A. A Participant shall be granted a separate purchase right for each offering in which he or she participates. The purchase right shall be granted on the Participant's Entry Date for an offering and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments during the remainder of such offering, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

      Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such employee would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

      B. Each purchase right shall be automatically exercised in installments on each Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant's payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

      C. The purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date within the offering period shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant's Entry Date for that offering or
(ii) the Fair Market Value per share of Common Stock on any Purchase Date for that offering.

      D. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 1,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization.

      E. Any payroll deductions not applied to the purchase of whole shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded.

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      F. The following provisions shall govern the termination of outstanding purchase rights:

            (i) A Participant may, not later than ten (10) days prior to the next Purchase Date in the offering period for any offering, terminate his or her outstanding purchase right for that offering by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the Purchase Interval in which such termination occurs shall be refunded as soon as possible.

            (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently participate in the offering for which the terminated purchase right was granted. In order to resume participation in any subsequent offering, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) prior to his or her Entry Date for that offering.

            (iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status), then his or her outstanding purchase right shall immediately terminate, and the Participant's payroll deductions for the Purchase Interval in which such purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected in any subsequent Purchase Interval on the Participant's behalf during such leave. Upon the Participant's return to active service, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began.

      G. The Participant's outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of such Participant for the Purchase Interval in which such Corporate Transaction occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on his or her Entry Date into the offering period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitation on the number of shares purchasable per Participant shall continue to apply to any such purchase.

      The Corporation shall use its best efforts to provide at least ten
(10)-days prior written notice of the occurrence of any Corporate Transaction, and each Participant shall, following the receipt of such notice, have the right to terminate his or her outstanding purchase right prior to the effective date of the Corporate Transaction.

      H. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

      I. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant other than by the laws of inheritance.

      J. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

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                           VIII. ACCRUAL LIMITATIONS

      A. No Participant shall be entitled to purchase rights under this Plan if and to the extent such purchase rights, when aggregated with (i) any other purchase rights granted under this Plan and (ii) similar rights granted under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant's rights to accrue at a rate of more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

      B. For purposes of applying such accrual limitations to the purchase rights granted under this Plan, the following provisions shall be in effect:

            (i) The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period for which such right is granted.

            (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

      C. If by reason of such accrual limitations, the purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions which the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

      D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

                    IX. EFFECTIVE DATE AND TERM OF THE PLAN

      A. The Plan was adopted by the Board on August 23, 1996 and shall become effective on July 1, 1997. The initial purchase rights under the Plan shall be granted on such effective date. However, no such purchase right shall be exercised, and no shares of Common Stock shall be issued under the Plan unless the Plan is approved by the Corporation's shareholders at the 1997 Annual Meeting.

      B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in June 2007, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

                            X. AMENDMENT OF THE PLAN

      The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any Purchase Interval. However, the Board may not, without the approval of the Corporation's shareholders, (i) materially increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

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                             XI. GENERAL PROVISIONS

      A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

      B. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

      C. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

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                                  SCHEDULE A

                        CORPORATIONS PARTICIPATING IN
                         EMPLOYEE STOCK PURCHASE PLAN
                           AS OF THE EFFECTIVE DATE

                           Callon Petroleum Company
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                                   APPENDIX

      The following definitions shall be in effect under the Plan:

      A. BASE SALARY shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual's period of participation in one or more offering periods under the Plan, plus any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. The following items of compensation shall NOT be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Corporation or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

      B. BOARD shall mean the Corporation's Board of Directors.

      C. CODE shall mean the Internal Revenue Code of 1986, as amended.

      D. COMMON STOCK shall mean the Corporation's common stock.

      E. CORPORATE AFFILIATE shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

      F. CORPORATE TRANSACTION shall mean either of the following shareholder-approved transactions to which the Corporation is a party:

            (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

            (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

      G. CORPORATION shall mean Callon Petroleum Company, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Callon Petroleum Company which shall by appropriate action adopt the Plan.

      H. ELIGIBLE EMPLOYEE shall mean any person who is engaged, on a regularly-scheduled basis of more than twenty (20) hours per week for more than five (5) months per calendar year, in the rendition of personal services to any Participating Corporation as an employee for earnings considered wages under Code Section 3401(a).

      I. ENTRY DATE shall mean any of the Quarterly Entry Dates in effect for an offering period on which an Eligible Employee becomes a participant in the Plan in accordance with the provisions of Article V. The earliest Entry Date under the Plan shall be July 1, 1997.

      J. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

            (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as
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      such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

            (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

      K. PARTICIPANT shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

      L. PARTICIPATING CORPORATION shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan as of the initial offering period are listed in attached Schedule A.

      M. PLAN shall mean the Corporation's 1997 Employee Stock Purchase Plan, as set forth in this document.

      N. PLAN ADMINISTRATOR shall mean the Compensation Committee of the Board or other duly constituted committee of the Board, in its capacity as administrator of the Plan.

      O. PURCHASE INTERVAL shall mean each successive period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant. The initial Purchase Interval under the Plan shall run from July 1, 1997 to December 31, 1997.

      P. PURCHASE DATE shall mean the last business day of each Purchase Interval. The initial Purchase Date shall be December 31, 1997.

      Q. QUARTERLY ADJUSTMENT DATE shall mean the quarterly date in each offering period as of which a Participant may increase or decrease his or her rate of payroll deduction under the Plan for the remainder of that offering period. The Quarterly Adjustment Dates for each offering period shall be the first business day in January, April, July and October each year.

      R. QUARTERLY ENTRY DATE shall mean any quarterly date within an offering period on which an Eligible Employee may commence participation in the Plan. The Quarterly Entry Dates for each offering period shall be the first business day in January, April, July and October each year. However, the earliest Quarterly Entry Date under the Plan shall be the July 1, 1997 start date of the initial offering period under the Plan.

      S. SECURITIES ACT shall mean the Securities Act of 1933, as amended.

      T. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.